EXHIBIT 10.19


                               STAFF LEASING, INC.
                              600 301 Blvd. W. #202
                               Bradenton FL 34205


To:      Richard Goldman

From:    Elliot B. Ross, Chairman of the Executive Committee

Date:    April 19, 2000

                  Re:      EMPLOYMENT AND SEVERANCE AGREEMENT

This letter will set forth the terms of our agreement regarding your current employment and your severance arrangements upon termination of employment with Staff Leasing, Inc. (the "Company").

         1. You will resign all offices and positions you hold with the Company and its subsidiaries, including President of the Company, and your employment with the Company and its subsidiaries shall be terminated except as set forth in paragraph 3 below, on the Date of Termination (as defined below).

         2. From the Date of Termination through June 30, 2001, the Company shall continue to pay you your base salary at the then current level ($214,800 per year) and shall continue your health care and insurance coverages, on the same basis (including cost-sharing) as if your employment had not terminated.

         3. For the period from the Date of Termination through October 31, 2003, the Company shall retain your services, and you agree to provide such services, at an annual rate of $20,000 per year, payable quarterly in four equal installments commencing July 1, 2000, in your capacity as a "controlling person" (as such term is defined in Section 468 of the Florida Statutes) of an employee leasing company subsidiary that is licensed in Florida. The arrangements described in this paragraph 3 shall continue only as long as you continue as a member of the Florida Board of Employee Leasing. You agree to attend at lest four meeting per annum of the Board of Employee Leasing as a member thereof and to confer with executives of the Company and industry representatives about legislative and regulatory issues related thereto. The Company shall also reimburse you for your out-of-pocket expenses reasonably incurred in connection with such activities not otherwise reimbursed by the State of Florida.

         4. Notwithstanding your termination of employment or the provisions of any Company stock plan or other contrary agreement between the Company and you, all outstanding shares of Company restricted common stock held by you shall vest on December 31, 2000.

         5. Immediately following the hiring of a new Chief Executive Officer of the Company, you will resign your seat on the Company's Board of Directors and, except as provided in Paragraph 3 and unless otherwise agreed by you and the new Chief Executive Officer, you will resign from all offices and positions you hold with the Company and its subsidiaries, including President of the Company. The earlier of (x) the date of such resignation and (y) July 1, 2000 shall be the "Date of Termination" for purposes of this letter agreement. Until the Date of Termination, you shall retain your current title and your physical office. If you have not found other employment on or before the Date of Termination, then you shall be entitled to retain a

                               STAFF LEASING, INC.
                              600 301 Blvd. W. #202
                               Bradenton FL 34205

voice mailbox and e-mail address at the Company for a period of six months following the Date of Termination.

         6. From the date of this letter agreement through the Date of Termination your duties, authorities and responsibilities shall be limited to investor relations, including, if requested, chairing the Annual Meeting of Shareholders on May 22, 2000, and the management of the Company's legal and human resource operations. Upon the successful recruitment and hiring of the Company's new Vice President of Legal and Human Resources, and through the Date of Termination, you will assist him or her in respect of the current projects in process at the Company. It is hereby acknowledged that you may devote time to the search for subsequent employment during the period between the date of this letter and the Date of Termination, so long as such effort does not materially interfere with the performance of your material duties and responsibilities hereunder for an extended period of time. Notwithstanding anything herein or in any other document to the contrary, unless you voluntarily resign your position prior to the Date of Termination or your employment is terminated for "Cause" (as such term is defined in that certain Change in Control Severance Agreement between you and the Company dated as of January 14, 2000 (the "Change in Control Agreement)), then you shall be entitled to receive: your current base salary and allowance and employee benefits, including supplemental and incidental benefits consistent with your employment and past practice, through July 1, 2000 pursuant to the Company's normal pay and benefit procedures; your full "stay bonus" in accordance with the terms of that certain letter agreement dated December 30, 1999 between you and the Company; and a six month bonus equal in amount to that paid to the other member of the Office of the Chief Executive, payable at such time as such bonus is paid to the other members of the Company's executive team. In addition, upon termination of employment you shall be entitled to retain the personal computer installed in your home; provided that the Company shall not be required to maintain such equipment for you.

         7. In consideration for the consideration described in paragraphs 2, 3, 4 and 6, you agree that until the later of (x) the expiration of 12 months following the Date of Termination and (y) the earlier of (A) October 31, 2003 and (B) the date on which you cease to be a member of the Florida Board of Employee Leasing, you shall not (i) compete in any respect or manner with the current business of the Company, (ii) solicit, recruit or hire the company's employees or encourage any employee to leave the employment of Staff Leasing,
(iii) solicit in any respect or manner any of the Company's current customers or prospective customers to purchase products or services competitive with the business of the Company or (iv) assist any person in any way to do, or attempt to do the foregoing. For purposes of this paragraph, you shall not be precluded from being employed by businesses that are e-commerce aggregators of services for the business-to-business market; provided that such businesses are not primarily engaged in the professional employer organization business.

         8. This letter agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflict of laws.

         9. In case any one or more of the provisions of this letter agreement shall, for any reason, be held or found by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect
(i) such invalidity, illegality or unenforceability shall not affect any other provisions of this letter agreement, (ii) the letter agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and (iii) if the

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

                               STAFF LEASING, INC.
                              600 301 Blvd. W. #202
                               Bradenton FL 34205

effect of a holding or finding that any such provision is either invalid, illegal or unenforceable is to modify to your detriment, reduce or eliminate any compensation, reimbursement, payment, allowance or other benefit to you intended by the Company and you in entering into this letter agreement, the Company shall promptly negotiate and enter into an agreement with you containing alternative provisions (reasonably acceptable to you) that will restore to you (to the extent legally permissible) substantially the same economic and substantive benefits you would have enjoyed had any such provision of the letter agreement been upheld as legal, valid and enforceable. Failure by you or the Company to insist upon strict compliance with any provision of this letter agreement shall not be deemed a waiver of such provision or of any other provision of this letter agreement.

         10. You acknowledge receipt of a copy of this letter agreement and agree that with respect to the subject matter hereof, this is the entire agreement with the Company. Any other oral or written representations, understanding or agreements with the Company or any of its officers or representatives covering the same subject matter which are in conflict with this letter agreement hereby are merged into and superseded by the provisions of this letter agreement.

         11. No provision of this letter agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by you and a person duly authorized by the Company.

         12. In the event of your death, all amounts payable and other benefits offered pursuant to paragraphs 2, 4 and 6 shall inure to the benefit of your estate or beneficiaries and be payable in full to your executor, administrator, heirs or assigns. These benefits are in addition to any rights of, or benefits payable to, you, your estate or your beneficiaries under any other employee benefit plan or compensation program of the Company.

         13. This letter agreement shall not be terminated by any Business Combination (as defined in the Change in Control Agreement). In the event of any Business Combination, the provisions of this letter agreement shall be binding upon the Surviving Corporation (as defined in the Change in Control Agreement) and such Surviving Corporation shall be treated as the Company hereunder. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company unconditionally to assume expressly and agree to perform this letter agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.

         14. In no event shall you obligated to seek other employment or take other action by way of mitigation of the amounts payable to you under any of the provisions of this letter agreement.

         15. Any notice required or permitted to be given under this letter agreement shall be in writing and shall be deemed to have been given when delivered in person, by telecopy, by overnight currier or by certified mail, return receipt requested, to the respective addresses set forth in this letter agreement, unless a party changes his or its address for receiving notice in accordance with this paragraph.

         16. All prior agreements providing for your indemnification for your acts and omissions as a director and officer of the Company and its subsidiaries shall remain in force and effect in accordance with their terms following your termination of employment with the Company and

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

                               STAFF LEASING, INC.
                              600 301 Blvd. W. #202
                               Bradenton FL 34205

you shall be entitled to the full benefits of any and all indemnification provisions in the Company's governing documents to the fullest extent permitted by law. You shall remain entitled to the full benefit of any and all insurance coverages maintained by the Company from time to time with respect to such indemnification. This paragraph shall survive the termination of this letter agreement indefinitely.

         17. Subject to disclosure requirements under Federal securities laws, you and the Company shall coordinate all publicity related to this letter agreement and the subject matter hereof and neither shall issue any press release, publicity statement or other public notice relating thereto, including internal communications, without the prior consent of the other, which consent shall not be unreasonably withheld.

         18. For and after the date of a Business Combination, all costs and expenses (including reasonable legal fees and expenses) incurred by you to defend the validity of this letter agreement or to contest any determination by the Surviving Corporation concerning the amounts payable by the Company to you under this letter agreement are, upon written demand, to be promptly advanced or reimbursed to you or paid directly, on a current basis, by the Surviving Corporation. If you prevail in any such action, you shall be entitled to the payment in full of all such costs and expenses. In no event, shall yon be obligated to pay or reimburse the Company or Surviving Corporation for its costs and expense in any such action. The provisions of this paragraph shall survive the expiration of this Agreement.


                                            STAFF LEASING, INC.


                                            By:
                                                --------------------------------
                                            Name: Elliot B. Ross
                                            Title: Chairman, Executive Committee

Accepted and Agreed:




------------------------
Richard Goldman
250 Bird Key Drive
Sarasota, FL 34236



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Date

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